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                                                                    EXHIBIT 4(b)



                           CERTIFICATE OF DESIGNATION
                                       OF
                            SERIES A PREFERRED STOCK
                                       OF
                                 ERGOBILT, INC.

       The undersigned, the duly appointed secretary of ErgoBilt, Inc., a Texas corporation (the "Corporation"), does hereby certify as follows:

       That, pursuant to authority conferred upon the Board of Directors (the "Board") of the Corporation by virtue of its original Articles of Incorporation and in accordance with Article 2.13 of the Business Corporation Act of the State of Texas, the Board has duly adopted a resolution providing for the issuance of a series of preferred stock, par value $0.01 per share, designated as "Series A Preferred Stock," which resolution reads as follows:

              "BE IT RESOLVED, this Board hereby authorizes the issuance of a series of preferred stock and fixes its designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, as follows:

       SECTION 1.    DESIGNATION.

       The distinctive designation of this series shall be "Series A Preferred Stock" ("Series A"). Each share of Series A shall be identical in all respects with all other shares of Series A.

       SECTION 2.    NUMBER OF SHARES.

       The number of shares in Series A shall initially be Two Million (2,000,000), which number may from time to time be increased or decreased by this Board, but not below the number thereof then outstanding. Shares of Series A that are redeemed, purchased or otherwise acquired by the Corporation or converted into Common Stock as provided herein shall be canceled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.

       SECTION 3.    LIQUIDATION RIGHTS.

       In the event of any involuntary liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of shares of Series A shall be entitled to be paid in full an amount equal to Three Dollars ($3.00) per share ( the "Involuntary Liquidation Preference"). If the Involuntary Liquidation Preference has been paid in full to all holders of shares of Series A, the remaining assets of the Corporation shall be distributed among the holders of Junior Stock, according to their respective rights and preferences and in each case according to their respective numbers of shares. For the
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purposes of this Section 3, the consolidation or merger of the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

       SECTION 4.    CONVERSION RIGHTS.

              SECTION 4.1. CONVERSION PRIOR TO ________(INSERT DATE FOUR YEARS AND ONE DAY FROM THE CLOSING). The holders of shares of Series A shall have the right, at their option, to convert their Series A shares into shares of Common Stock of the Corporation at any time prior to ___________(Insert date four years and one day from the Closing), on and subject to the terms and conditions set forth below. If a Series A holder exercises such conversion right, any such conversion must cover at least thirty-three percent (33%) of the Series A shares by such Shareholder.

                     (a) The shares of Series A shall be convertible at the office of any transfer agent for the Common Stock, and at such other office or offices, if any, as the Board may designate, into fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Corporation, at the conversion price, determined as hereinafter provided. Each share of Series A shall be convertible into that number of shares of Common Stock equal to the greater of either:

                            (i)    the quotient of (1) the average closing
price of the Common Stock as quoted on a national securities exchange or on the Nasdaq Stock Market for the thirty (30) trading days immediately preceding the date on which notice of conversion is delivered by a holder of Series A shares to the Corporation, divided by (2) $ ___________ (insert IPO price); or

                            (ii)   one (1).

                     (b) To convert shares of Series A into Common Stock, the holders thereof shall surrender at the office or offices hereinabove mentioned the certificate or certificates therefor, duly endorsed or assigned to the Corporation or in blank, and give written notice to the Corporation at said office or offices that such holder elects to convert such shares. Shares of Series A shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of the certificates for such shares for conversion in accordance with the foregoing provisions. The holders entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and shall deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion to the holder(s) entitled to receive the same.

                     (c) No fractional shares of Common Stock shall be issued upon conversion of shares of Series A and no cash payment shall be made in place of any fraction of a share which would otherwise be issuable to the holder(s).

              4.2. AUTOMATIC CONVERSION AFTER ________ (INSERT DATE FOUR YEARS AND ONE DAY AFTER CLOSING). If any shares of Series A have not been converted by ___________ (insert the


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date four (4) years and one day from the Closing), then each outstanding share of Series A shall convert automatically into that number of shares of Common Stock equal to the greater of either:

                     (i) the quotient of (1) $__________(insert IPO price) divided by (2) the average closing price of the Common Stock as quoted on a national securities exchange or on the Nasdaq Stock Market for the thirty (30) trading days immediately preceding __________(insert date four years and one day after Closing); or

                     (ii)   one (1).

              4.3.   ANTI-DILUTION PROVISIONS AND OTHER RIGHTS.

                     (a)    In case:

                            (i)    The Corporation declares a dividend or other
distribution on its Common Stock payable otherwise than in cash out of retained earnings; or

                            (ii)   The Corporation authorizes the issuance to
the holders of its Common Stock rights or warrants entitling them to subscribe for or purchase any shares of capital stock of any class or any other subscription rights or warrants; or

                            (iii)  Of any reclassification of the capital stock
of the corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale, transfer or other disposition of all or substantially all of the assets of the Corporation; or

                            (iv)   Of the voluntary or involuntary liquidation,
dissolution or winding up of the Corporation;

                            then the Corporation shall file with each transfer
agent for the shares of Series A and shall cause to be mailed to the holders of record of the outstanding shares of Series A, at least twenty (20) days (or ten
(10) days in any case specified in clause (i) or (ii) above) prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer disposition, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that the holders of record of Common Stock shall be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up, or the vote on any action authorizing such.

                     (b) In the event Corporation shall at any time split in a greater or combine in a lesser number of shares the outstanding shares of





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Common Stock, the number of shares of Common Stock issuable upon conversion of the Series A shares shall be increased proportionately in case of subdivision or decreased in the case of a combination, effective in either case at the close of business on the date when such subdivision or combination becomes effective.

                     (c) In the event that the Corporation shall be recapitalized, consolidated with or merged into any other corporation, or shall sell or convey to any other corporation all or substantially all of its property as an entirety, provision shall be made as part of the terms of such recapitalization, consolidation, merger, sale or conveyance so that any holder of Series A shares may thereafter receive in lieu of the Common Stock otherwise issuable to him upon conversion of his Series A shares the same kind and amount of securities or assets as may be distributable upon such recapitalization, consolidation, merger, sale or conveyance with respect to the Common Stock of the Corporation.

                     (d) In the event that the Corporation shall at any time pay to the holders of Common Stock a dividend in Common Stock, the number of shares of Common Stock issuable upon conversion of the Series A shares shall be proportionately increased, effective at the close of business on the payment date for determination of such dividend.

              4.4. ADEQUATE SHARES. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of issuance upon conversion of shares of Series A, a sufficient number of shares of Common Stock potentially deliverable upon the conversion of all shares of Series A then outstanding.

              4.5. TAXES. The Corporation shall not be required to pay any tax which may be payable in respect of the original issuance or payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

              4.6. LIMITATIONS. Shares of Common Stock issuable upon conversion of shares of Series A shall include only shares of the class designated as Common Stock as of the original date of issuance of shares of Series A or shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof and which have no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation and which are not subject to redemption by the Corporation, provided that if, at any time there shall be more than one such resulting class or series, the shares of each such class and series then so issuable shall be substantially in the proportion which the total number of shares of such class and series resulting from all such reclassifications bears to the total number of shares of all such classes and series resulting from all such reclassifications.

       SECTION 5. VOTING RIGHTS. The holders of the shares of Series A shall be entitled to one vote per share on all matters submitted to a vote of the shareholders of the Corporation, and shall





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vote together with the holders of shares of Common Stock (and of any other class or series of capital stock of the corporation which may be entitled to vote with the holders of shares of Common Stock) as a single class upon all matters upon which stockholders are entitled to vote.

       SECTION 6. DEFINITIONS. As used herein with respect to Series A, the following terms shall have the following meanings:

              (a) The term "Junior Stock" shall mean the Common Stock and any other class or series of stock of the Corporation now or hereafter issued, other than the Series A Shares.

              (b) The term "Accrued Dividends," with respect to any shares of any class or series, shall mean an amount computed at the annual dividend rate for the class or series of which the particular share is a part, from the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon.

              (c) The term "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the City of Dallas, are not authorized or obligated by law or executive order to close.

       SECTION 7. OTHER RIGHTS. The shares of Series A shall not have any powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein.

       IN WITNESS WHEREOF, ErgoBilt, Inc. has caused this certificate to be signed by its duly authorized officer as of ____________, 199___.


                                      ERGOBILT, INC.

                                      By:
                                          --------------------------------------
                                                        Secretary


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